400 Chestnut Ridge Road Woodcliff Lake, NJ 07677 201-930-3300	Exhibit 99.0 NEWS RELEASE

CONTACT: Carol A. Cox, 201-930-3720 EMAIL: ccox@barrlabs.com

Barr Reports First Quarter Fiscal 2005 Earnings of $0.49 Per Share

Woodcliff Lake, New Jersey, November 4, 2004... Barr Pharmaceuticals, Inc. (NYSE-BRL) today reported net earnings of $52.1 million, or $0.49 per fully diluted share, for the first quarter of fiscal 2005, which ended September 30, 2004, compared to net earnings of $38.5 million, or $0.37 per fully diluted share for the same period last year. Last year’s results included a charge of $0.09 per fully diluted share related to the establishment of a $15.7 million reserve against loans by Barr to Natural Biologics. Excluding that charge, adjusted earnings per fully diluted share for the first quarter of fiscal 2004 were $0.46.

A reconciliation of GAAP-based earnings per fully diluted share to the adjusted earnings per share is presented in the table at the end of this press release.

Total revenues for the first quarter of fiscal 2005 were $245 million, compared to $311 million in the prior year period. As expected, Ciprofloxacin sales decreased significantly year-over-year, with sales of less than $1 million in the first quarter of fiscal 2005, compared to $115 million in the prior year period. Partially offsetting that significant reduction were higher year-over-year sales of our generic and proprietary products, as described in detail below.

“The strong results for the quarter were driven by increased sales of our proprietary products, including our SEASONALE® extended-cycle oral contraceptive product and our Loestrin®/Loestrin® Fe oral contraceptive products, and sales of our generic oral contraceptive products. These increases helped to offset the anticipated decrease in sales of our distributed Ciprofloxacin product,” said Bruce L. Downey, Barr’s Chairman and CEO. “Importantly, we achieved these results while continuing to invest in new product R&D and aggressively marketing and promoting our SEASONALE® product to healthcare providers as well as to consumers through television and print advertising.”

Revenues
 Generic Product Sales
 Sales of the Company’s generic products were $180 million for the first quarter of fiscal 2005, up 10% from $164 million in the prior year period, as described in detail below.

Oral Contraceptives
Sales of generic oral contraceptives increased 13% to $100 million for the first quarter of fiscal 2005, up from $88 million in the prior year period. The increase in generic oral contraceptive sales for the quarter was primarily driven by sales of the Company’s Tri-Sprintec® oral contraceptive product that it launched in December 2003. The Company currently markets 20 generic oral contraceptive products.

Other Generic Products
Sales of non-oral contraceptive generic products in the first quarter of fiscal 2005 were $80 million, compared to $75 million in the prior year period. The $5 million increase is related to the launch of new products and market share gains in certain in-line products that offset sales declines in other products.

Ciprofloxacin Sales
For the first quarter of fiscal 2005, the Company recorded sales of Ciprofloxacin of less than $1 million, compared to $115 million in the prior year period. The Company began distributing Ciprofloxacin, an antibiotic, on June 9, 2003 under a non-exclusive supply agreement. The expected decrease in distributed Ciprofloxacin product sales is related to the expiration of the pediatric exclusivity of the Company’s supplier on June 9, 2004 and the subsequent launch of generic versions of Ciprofloxacin by several other generic competitors.

Proprietary Product Sales
For the first quarter of fiscal 2005, proprietary product sales increased 107% to $63 million, compared to $30 million in the prior year period. The increase in sales for the quarter was driven primarily by sales of SEASONALE®, which was launched in November 2003, along with contributions from products acquired during the year, including Loestrin®/Loestrin® Fe oral contraceptives, and the Plan B® emergency contraceptive. Sales of the Company’s SEASONALE® product were $16 million for the first quarter of fiscal 2005.

Margins
Margins on product sales for the first quarter of fiscal 2005 increased to 71%, compared to 48% in the prior year period. The increase in margins for the quarter is primarily attributable to the substantial reduction in sales of the Company’s distributed Ciprofloxacin product, which carried a significantly lower margin than the Company’s manufactured products, and to a greater mix of higher margin proprietary products.

Update on R&D Activities
Investment in research and development totaled $29 million for the first quarter of fiscal 2005, compared to $23 million in the prior year period. The increase in R&D expenses was driven primarily by increased costs under third party development agreements relating to new delivery system development programs, including patches, nasal sprays and sterile ophthalmics, and increased headcount, partially offset by lower bio and clinical study costs.

The Company currently has four New Drug Applications (NDAs) pending at the U.S. Food and Drug Administration (FDA): an NDA for Enjuvia™ (Synthetic Conjugated Estrogens) 0.3 mg and 0.45 mg tablets; an NDA for Bijuva™ (Synthetic Conjugated Estrogens, A Vaginal Cream); an sNDA for Over-the-Counter status for the Plan B® emergency contraceptive; and an NDA filed in October 2004 for a 91-day extended-cycle oral contraceptive that includes 84 active tablets of 0.15 mg of levonorgestrel/0.03 mg of ethinyl estradiol, followed by seven days of 0.01 mg ethinyl estradiol, which the Company had formerly referred to as DP3, but anticipates launching under the tradename SEASONIQUE™. The Company also has five products in clinical development, one of which is in Phase III studies.

The Company currently has 28 Abbreviated New Drug Applications (ANDAs) pending at the FDA and 11 additional ANDAs that have received tentative approval from the FDA. During the first quarter of fiscal 2005, the Company received a total of four product approvals, two of which were tentative approvals, and launched its generic version of Watson Pharmaceutical’s Tri-Norinyl® Tablets oral contraceptive product, which the Company markets under the trademark name Aranelle™.

Selling, General and Administrative
SG&A expenses were $64 million during the first quarter of fiscal 2005, compared to $66 million in the prior year period. The first quarter of fiscal 2004 reflects the $15.7 million reserve established at the end of that quarter against the loans and accrued interest owed to the Company by Natural Biologics. Excluding that charge, SG&A increased $14 million, or 29%, primarily reflecting increased marketing and promotional costs for SEASONALE®; promotional costs associated with the Plan B® emergency oral contraceptive, which was acquired in February 2004; and, integration costs associated with the conversion of the previously contracted Women’s Healthcare Sales Force to Duramed employees, which was completed on October 1, 2004.

Tax Rate
The Company’s effective tax rate for the quarter ended September 30, 2004 was 37.3%, as compared to 37.0% for the prior year period.

Balance Sheet
The Company’s cash and cash equivalents totaled $448 million at September 30, 2004. Cash flows from operations totaled $121 million for the first quarter of fiscal 2005. Through September 30, 2004, the Company acquired 1.6 million shares of common stock for approximately $63 million under the terms of the stock repurchase program announced on August 4, 2004.

Financial Outlook
The Company estimates diluted earnings per share for the second quarter of fiscal 2005 ending December 31, 2004 to be in-line with the previous year’s second quarter non-GAAP earnings of $0.54, which has been adjusted for the March 2004 3-for-2 stock split. The Company also reiterates its guidance of approximately $2.35 to $2.45 diluted earnings per share for the fiscal year ending June 30, 2005. Guidance for the upcoming quarter and fiscal year does not include potential costs and revenues associated with any additional business development activities or litigation settlements that may be completed by June 30, 2005. In addition, the guidance for the upcoming quarter and fiscal year does not include the impact from share repurchases which may occur after November 4, 2004 under the Company’s stock repurchase program.

Conference Call/Webcast
Barr will host a Conference Call at 8:00 AM Eastern time on Thursday, November 4, 2004 to discuss earnings results for the quarter ended September 30, 2004. The number to call from within the United States is: (888) 428-4473 and (612) 332-0107 Internationally. A replay of the conference call will be available from 12:00 Noon Eastern time on November 4 through 11:59 PM Eastern time on November 6, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 751267.

The conference call will also be Webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com.

Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.

Barr Pharmaceuticals, Inc., a holding company that operates through its principal subsidiaries, Barr Laboratories, Inc. and Duramed Pharmaceuticals, Inc., is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies and products we acquire and implementing our new enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and

Exchange Commission, including in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.

[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. Tri-Sprintec® and Aranelle™ are trademarks of Barr Laboratories, Inc. SEASONALE®, Enjuvia™, Bijuva™ and SEASONIQUE™ are trademarks of Duramed Pharmaceuticals, Inc. Plan B® is a registered trademark of Women’s Capital Corporation, a wholly owned subsidiary of Duramed Pharmaceuticals, Inc. All other trademarks referenced herein are the property of their respective owners.]

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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2004	2003
Revenues:
Product sales	$242,999	$308,760
Development and other revenue	1,509	1,951

Total revenues	244,508	310,711
Costs and expenses:
Cost of sales	69,638	160,901
Selling, general and administrative	64,330	65,541
Research and development	28,514	23,466

Earnings from operations	82,026	60,803
Interest income	1,952	1,260
Interest expense	580	839
Other expense	(182)	(58)

Earnings before income taxes	83,216	61,166
Income tax expense	31,081	22,631

Net earnings	$52,135	$38,535

Earnings per common share — diluted:
Net earnings	$0.49	$0.37	(a)
Weighted average shares — assuming dilution	106,794	105,465	(a)

(a) All earnings per share and weighted average share information for the three months ended September 30, 2003 reflect a three-for-two stock split effected in the form of a 50% stock dividend distributed on March 16, 2004 to shareholders of record at the close of business on February 23, 2004.

	As of	As of
Select Balance Sheet Data	September 30, 2004	June 30, 2004

Cash & cash equivalents	$448,123	$419,878
Marketable securities	120,670	121,519
Accounts receivable, net	132,098	153,890
Other receivables	16,212	60,848
Inventories, net	153,880	150,252
Accounts payable	51,567	61,089
Working capital	636,748	670,601
Total assets	1,329,080	1,333,269
Total debt	40,029	40,802
Shareholders’ equity	1,055,633	1,042,046

	Three Months Ended
	September 30,
	2004	2003
Cash flow provided by operations	$120,706	$65,034
Capital expenditures	11,362	13,439

Barr Pharmaceuticals, Inc.
Reconciliation of GAAP-Based EPS to Adjusted Non-GAAP EPS
For the three months ended September 30, 2004 and 2003
(unaudited)

	For the three months ended
	September 30,
	2004	2003
Earnings per common share — assuming dilution	$0.49	$0.37
After-tax effect of:
Provision for losses on loans to Natural Biologics	—	0.09

Earnings per common share — assuming dilution, net of the after-tax effect of the provision for losses on loans to Natural Biologics	$0.49	$0.46

Use of Adjusted Non-GAAP Financial Information

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing this summary to reflect the adjusted earnings per share effect of the provision for losses on the Company’s loans to Natural Biologics.

The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above item. The Company also believes that including the effect of this item in earnings per share for the first quarter of fiscal 2004 allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.